Exhibit 99.1

News Release

Contact:	David Higie
Phone:	(412) 269-6449
Release:	Immediate (Oct. 4, 2010)
BAKER EXPANDS CREDIT CAPACITY UNDER NEW FACILITY
     PITTSBURGH — Michael Baker Corporation (NYSE Amex:BKR) has entered into a $125 million revolving credit facility with a consortium of financial institutions. The Company intends to use the funds available under the facility for acquisitions and general corporate purposes.
     Citizens Bank of Pennsylvania is the lead bank for the facility, and is joined by PNC Bank, N.A., and Wells Fargo. The new arrangement increases Baker’s existing credit capacity by $65 million and provides improved terms and conditions. “We are pleased to have obtained this expanded credit facility with this strong group of financial institutions,” Bradley L. Mallory, president and chief executive officer, said. “This credit facility, coupled with our strong balance sheet, means we have the financial capacity to execute on our aggressive growth strategy.”
     Michael Baker Corporation provides architecture, engineering and construction services for its clients’ most complex challenges worldwide. The firm’s primary business areas are aviation, defense, environmental, facilities, geospatial, homeland security, municipal & civil, pipelines & utilities, rail & transit, transportation and water. With more than 2,900 employees in nearly 90 offices across the United States, Baker is focused on creating value by delivering innovative and sustainable solutions for infrastructure and the environment.
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